Exhibit 99.1

The Inventure Group, Inc.  Reports

Second Quarter 2006 Financial Results

PHOENIX, Ariz. – July 27, 2006 – The Inventure Group, Inc. (Nasdaq: SNAK) today reported financial results for the second quarter ended July 1, 2006.

Net revenues for the second quarter of fiscal 2006 were $18.5 million, compared to $23.1 million in the year-ago quarter.  For perspective, the Company reported $18.6 and $17.0 million in net revenues for the third and fourth quarters of 2005 and $17.6 million in the first quarter of 2006.

Net income for the second quarter of fiscal 2006 was $0.5 million, or $0.03 per basic and diluted share, compared to net income of $1.4 million, or $0.07 per basic and diluted share in the second quarter of 2005.  For perspective, the Company incurred $0.3 and $1.1 million net losses for the third and fourth quarters of 2005 and $0.1 million in net income in the first quarter of 2006.

Mr. Eric J. Kufel, President and Chief Executive Officer, commented, “The Company has made considerable progress since last December’s management restructuring.  We have streamlined and strengthened the Company’s leadership, repaired or exited unprofitable customer relationships, brought greater discipline to our new product and trade promotion processes, substantially reduced selling, general and administrative costs and implemented price increases across nearly all brands.”

“As a result of these actions, with relatively consistent net revenue, financial performance between second quarter 2006 and fourth quarter 2005 improved significantly.  Gross profit increased 76% from $2.1 to $3.7 million (increasing these margins from 12% to 20% of net revenues); selling, general and administrative expenses declined 24% from $3.8 to $2.9 million (reducing these margins from 22% to 16% of net revenues); and operating income improved $2.5 million from $(1.7) to $0.8 million.  Additionally, the Company’s cash and short-term investment balance grew approximately $2 million due to improved working capital management,” continued Mr. Kufel.

The Company also reported that it is preparing to test market several new products in the second half of the year, including new T.G.I. Friday’s® brand products, new Boulder Canyon Natural Foods® products and new Poore Brothers® brand products, some of which will be “better-for-you” items.  The Company continues to conduct product development work on Panda Express® snack products.  The Company also stated that it plans to add contract manufacturing revenue in the second half of the year to better leverage its excess capacity.

“Looking forward, we are focused on delivering profitable revenue growth from our existing brands, expanding our pipeline of new brands and new products, leveraging excess manufacturing capacity with contract manufacturing and building a passionate culture of intensely different™ entrepreneurs committed to improving long-term shareholder value,” concluded Mr. Kufel.

About The Inventure Group, Inc.

With facilities in Indiana and Arizona, The Inventure Group is a marketer and manufacturer of Intensely Different™ snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Canyon Natural Foods™. For further information about The Inventure Group or this release, please contact Eric Kufel, President and Chief Executive Officer, at (623) 932-6255, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$18,497,664	$23,133,522	$36,092,912	$39,690,397
Cost of revenue	14,797,005	17,263,665	29,294,543	30,432,690
Gross profit	3,700,659	5,869,857	6,798,369	9,257,707
Selling, general & administrative expenses	2,870,876	3,594,891	5,887,219	6,642,688
Operating income	829,783	2,274,966	911,150	2,615,019
Interest (income) expense, net	(62,781)	(24,431)	(103,598)	(25,730)
Income before income tax provision	892,564	2,299,397	1,104,748	2,640,749
Income tax provision	349,581	892,310	403,600	1,025,310
Net income	$542,983	$1,407,087	$611,148	$1,615,439

Earnings per common share:
Basic	$0.03	$0.07	$0.03	$0.08
Diluted	$0.03	$0.07	$0.03	$0.08
Weighted average number of common shares:
Basic	20,106,027	19,681,902	20,090,551	19,664,731
Diluted	20,124,950	19,841,862	20,127,382	19,824,190

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 1, 2006	June 25, 2005
	(unaudited)	(unaudited)
Current assets	$22,385,170	$23,674,904
Property and equipment, net	9,679,102	10,478,724
Other assets, net	10,279,870	10,285,038
Total assets	$42,344,142	$44,438,666

Current liabilities	$7,259,727	$10,028,311
Long-term debt	1,655,923	1,705,820
Other long-term liabilities	2,263,994	2,041,539
Total liabilities	11,179,644	13,775,670
Shareholders’ equity	31,164,498	30,662,996
Total liabilities and shareholders’ equity	$42,344,142	$44,438,666

POORE BROTHERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	July 1, 2006	June 25, 2005
	(unaudited)	(unaudited)
Net cash flows from operating activities	$2,135,264	$3,349,223
Net cash flows from investing activities	(185,442)	(272,985)

Net cash flows from financing activities	(190,338)	(332,224)
Net increase in cash	1,759,484	2,744,014
Cash and cash equivalents at beginning of period	9,695,245	9,675,490
Cash and cash equivalents at end of period	$11,454,729	$12,419,504